CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 31 to the Registration Statement on Form N-4 (No. 333-57579; 811-08831) (the “Registration Statement”) of our report dated February 28, 2023 relating to the statutory financial statements of State Farm Life and Accident Assurance Company and consent to the use in the Registration Statement of our report dated April 27, 2023 relating to the financial statements of each of the subaccounts of State Farm Life and Accident Assurance Company Variable Annuity Separate Account which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

April 27, 2023